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                        CHARLES CLAYTON
                        ATTORNEY AT LAW
                    12 South Sixth Street
--------------------Minneapolis, MN 55402-------------------
                        (612) 338-3738
                     Fax: (612) 338-4505
                Email: csclayton@earthlink.net

                      October 3, 2001


Bruce Leitch, President
Cool Can Technologies, Inc.
4505 Las Virgenes Road, Suite 206
Calabasas, California 91302

Dear Mr. Leitch:

     You have requested my opinion regarding shares to be issued pursuant to the stock option plan that is contained in a Form S-8 for Cool Can Technologies, Inc.

     I have reviewed the registration statement on Form S-8 that covers shares to be issued under the stock option plan dated June 21, 2000, the Articles of Incorporation, the Bylaws, the minutes of the corporation and such statutes, records and other documents that I have deemed relevant. I have assumed the authenticity of all documents and conformity of all copies to the originals. I have also made such other examinations of law and fact as I have deemed relevant.

     Based upon all of this, I am of the opinion that the common stock to be issued under the stock option plan, when issued, will be validly issued, fully paid and nonassessable.

                             Cordially,



                             /s/ Charles Clayton
                             Charles Clayton